PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(2)
(TO PROSPECTUS DATED SEPTEMBER 30, 2009)	Registration No. 333-162219

The Royal Bank of Scotland Group plc
Series A Senior Notes

We, The Royal Bank of Scotland Group plc, may offer from time to time our Series A Senior Notes (the “notes”). The specific terms of any notes that we offer will be included in a pricing supplement. The notes will have the following general terms:

●
The notes may bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero. Floating rates will be based on rates or indices specified in the applicable pricing supplement.
		●	The notes will be held in global form by The Depository Trust Company (the “Depositary”), unless the pricing supplement provides otherwise.

●	The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.	●	The notes will settle through the Depositary, unless otherwise specified in the applicable pricing supplement.

The pricing supplement may also specify that the notes will have additional terms, including the following:

●
Payments on the notes may be linked to currency prices, commodity prices, securities of entities not affiliated with us, baskets of those securities or indices, other market, financial, or economic measures, or any combination of the above.
	●	The notes may be either callable by us or puttable by you.
	●	Payments on the notes may be in U.S. dollars or any other currency that we specify in the applicable pricing supplement.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-2.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Unless otherwise specified in the applicable pricing supplement, we intend to list the notes on a “recognised stock exchange” within the meaning of Section 1005 of the United Kingdom Income Tax Act 2007.

The selling agents named on the applicable pricing supplements have agreed to use reasonable efforts to solicit offers to purchase these notes as our selling agent to the extent it is named in the applicable pricing supplement. Certain other selling agents to be named in the applicable pricing supplement may also be used to solicit such offers on a reasonable efforts basis. We refer to each selling agent individually as the “agent” and together as the “agents.” The agents may also purchase these notes as principal at prices to be agreed upon at the time of sale. The agents may resell any notes they purchase as principal at prevailing market prices, or at other prices, as they determine.

The selling agents named in the applicable pricing supplements may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the notes in market-making transactions.

Barclays Capital	BofA Merrill Lynch
Citigroup	Morgan Stanley
RBS Securities Inc.	UBS Investment Bank

September 13, 2011

i

ABOUT THIS PROSPECTUS SUPPLEMENT

We may offer from time to time the notes described in this prospectus supplement.  We refer to the notes offered under this prospectus supplement as our Series A Senior Notes.  In this prospectus supplement, the terms “we”, “us”  “our” and “RBSG” refer to The Royal Bank of Scotland Group plc.

This prospectus supplement sets forth certain terms of the notes that we may offer and supplements the prospectus that accompanies this prospectus supplement.  Each time we offer notes, we will prepare a pricing supplement, product supplement and/or underlying supplement to this prospectus supplement, all of which we refer to as a “pricing supplement.”  The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering, and it may modify or replace information contained in this prospectus supplement or the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these notes and seeking offers to buy these notes only in jurisdictions where offers and sales are permitted.

The notes may not be offered or sold in any jurisdiction in which such offer or sale would be unlawful.  The notes may only be offered within the European Economic Area in compliance with the Prospectus Directive 2003/71/EC as amended from time to time (including by the 2010 PD Amending Directive) and the implementing measures in any member state.  See “Plan of Distribution (Conflicts of Interest) — Selling Restrictions” in this prospectus supplement.

The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the notes. These persons should consult their own legal and financial advisers concerning these matters.

RISK FACTORS

An investment in the notes entails significant risks.  You should carefully consider the risks of an investment in the notes, including those discussed below, and whether the notes are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisers with respect to any investment in the notes.

The credit risk of The Royal Bank of Scotland Group plc and its credit ratings and credit spreads may adversely affect the value of the notes.

Because you are purchasing a security issued by us, you are assuming the risk that we may be unable to pay our obligations to you as they become due and payable.  You are dependent on The Royal Bank of Scotland Group plc’s ability to pay all amounts due on the notes, and therefore you are subject to the credit risk of The Royal Bank of Scotland Group plc and to changes in the market’s view of The Royal Bank of Scotland Group plc’s creditworthiness. Any actual or anticipated decline in The Royal Bank of Scotland Group plc’s credit ratings or increase in credit spreads charged by the market for taking the credit risk of the Royal Bank of Scotland Group plc is likely to adversely affect the value of the notes.

Our credit ratings are an assessment, by each rating agency, of our ability to pay our obligations, including those under the notes.  Credit ratings are subject to revision, suspension or withdrawal at any time by the assigning rating organization in their sole discretion.  However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, an improvement in our credit ratings will not necessarily increase the value of the notes and will not reduce market risk and other investment risks related to the notes.  Credit ratings (i) do not reflect the risk that the level of the applicable linked interest may rise or fall, affecting the amount of interest accruing in respect of the relevant floating rate notes and fixed-and-floating rate notes, (ii) do not reflect the risk that interest rates may rise, which may affect the values of notes that accrue interest at a fixed rate or at a rate linked to a rate which does not rise relative to interest rates, (iii) do not address the price, if any, at which the notes may be resold prior to maturity (which may be substantially less than the original offering price of the notes), and (iv) are not recommendations to buy, sell or hold the notes.

If the notes you purchase are linked to a floating rate, you may receive no interest, or only a limited amount of interest, in respect of one or more interest reset periods.

If interest payable on your notes accrues at a floating rate, the amount of interest you receive in respect of interest reset periods with respect to which interest accrues at a floating rate will depend on the levels of the linked rate or linked rates specified in the applicable pricing supplement, which may be a base rate described further below.  As a result, you could receive little or no payment of interest on one or more, or even all, of the interest payment dates.  We have no control over various matters, including economic, financial, and political events which may affect the level of the applicable linked rate.

You should have a view as to the applicable linked rate or linked rates on your notes and their levels relative to market interest rates before investing, and you must be willing to forgo guaranteed market rates of interest for all or most of the term of the notes.

If the notes you purchase pay a fixed rate of interest, it is possible you may receive below-market interest in respect of one or more interest reset periods.

If interest payable on your notes accrues at a fixed rate, there can be no guarantee that the interest you will receive will be greater than market interest rates at any time during the term of the notes.  We are not likely to call the notes when market interest rates are higher than the applicable fixed interest rate on the notes.   We have no control over a number of factors that may affect market interest rates, including economic, financial, and political events that are important in determining the existence, magnitude, and longevity of these risks and their results.

You should have a view as to the applicable fixed interest rate or fixed interest rates on your notes and their levels relative to market interest rates before investing, and you must be willing to forgo guaranteed market rates of interest for all or most of the term of the notes.

For notes linked to a floating rate or to floating rates, your yield may be less than the yield on a conventional debt security of comparable maturity.

The yield that you receive on notes linked to a floating rate or floating rates may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  Payments on such notes may be limited to the principal amount of the notes at maturity and are subject to our credit risk.  As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

If your notes are linked to a floating rate and are subject to a maximum interest rate, your return, if any, will be limited by the maximum interest rate.

If the applicable pricing supplement specifies that the interest payable on the notes for one or more interest reset periods is subject to a maximum interest rate, in no event will the interest rate applicable to those interest reset periods be greater than the maximum interest rate.

If specified in the applicable pricing supplement, the notes will be subject to our early redemption.

If specified in the applicable pricing supplement, we may redeem the notes prior to their maturity date. If you purchase notes that are redeemable prior to maturity, you must be willing to have your notes redeemed as early as the first early redemption date specified in the applicable pricing supplement. We are generally more likely to redeem the notes during periods when we expect that interest will accrue on the notes at a rate that is greater than that which we would pay on our traditional interest-bearing deposits or debt securities having a maturity equal to the remaining term of the notes. In contrast, we are generally less likely to redeem the notes during periods when we expect interest to accrue on the notes at a rate that is less than that which we would pay on those instruments.

If we redeem the notes prior to the maturity date, unless otherwise specified in the applicable pricing supplement, you will be entitled to receive for each unit of your notes a redemption price, in cash, equal to the principal amount, plus any accrued and unpaid interest to, but excluding, the date of redemption, and you will not receive any future interest payments.  You may be unable to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the notes would have been if they had not been redeemed.

For additional information, see “Description of Notes—Renewable Notes—Redemption of Notes at Our Option,” “Description of Notes—Optional Tax Redemption” and “Description of Notes—Early Redemption at our Option” below.

An active trading market may not develop for the notes.

Prior to the offering, there was no existing trading market for the notes.  We intend to apply for listing of the notes on a “recognised stock exchange” (as such term is used in Section 1005 of the Income Tax Act 2007), but we have not applied, and do not expect that the notes will be, listed on any U.S. securities exchange.  We do not expect that an active trading market will develop in the notes.  If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, holders of the notes may not be able to sell notes at a particular time or may not be able to sell notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors including:

•	the number of holders of the notes

•	our ratings published by major credit rating agencies
•	our financial performance
•	the market for similar securities
•	the interest of securities dealers in making a market in the notes; and
•	prevailing interest rates

We cannot assure you that the notes will be accepted for listing on a “recognised stock exchange”, that the notes will continue to meet the listing requirements of such exchange, or that such listing will be able to be maintained.

An affiliate of ours or other financial institutions, which may include the relevant agent(s) with respect to your notes, may purchase the notes from time to time to time, but no such institution is under any obligation to do so.

The notes may not be a suitable investment for you.

The notes may not be a suitable investment for you if:

•	you are unwilling to forgo guaranteed market rates of interest for the term of the notes;

•
for notes linked to a floating rate, you are unable to accept the risk that the notes may pay no interest, or may pay interest at a very low rate, in respect of any floating rate interest reset period;

•	you seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity;

•	with respect to notes that are subject to a maximum interest rate, you seek a return on investment that will not be capped at the interest rate specified in the applicable pricing supplement;

•
if the notes are callable at our option, you are unwilling to accept the risk that the notes may be called prior to maturity, and are unwilling or unable to accept the risk that you may be unable to reinvest the proceeds of such redemption in an investment with a return that is as high as the return on the notes would have been if they had not been redeemed; and

•	you are unwilling or are unable to assume the risk that The Royal Bank of Scotland Group plc will be unable to pay its obligations when they become due and payable.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other government agency.

The notes are our obligations but are not bank deposits.   In the event of our insolvency, the notes will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit insurance Corporation, The Deposit Insurance Fund, or any other government agency.

The value of the notes prior to maturity will be influenced by many unpredictable factors, and may be less than their original offering price.

The value of the notes may move up and down between the date you purchase them and the date when the calculation agent determines the payment you are entitled to receive on the maturity date.  As such, even if you were able to sell your notes before their maturity, numerous factors, many of which are beyond our control, will influence the level of the applicable linked rate, the value of the notes and the price at which you may be able to sell them, including the following:

•	the level of the applicable linked rate, which can fluctuate significantly;

•	the volatility (frequency and magnitude of changes) in the level of the applicable linked rate;

•	prevailing interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political, regulatory, geographical, agricultural, or judicial events that affect the applicable linked rate, or the markets generally;

•	the supply and demand for the notes in the secondary market, if any;

•	the time remaining to the maturity of the notes; and

•	the actual or perceived creditworthiness of RBSG.

These factors interrelate in complex ways, and the effect of one factor on the value of your notes may offset or enhance the effect of another factor.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity in the secondary market, if any.  If you sell your note before maturity, the price that you receive may be less, and may be substantially less, than the original offering price or the price which you paid.

Some or all of these factors will influence the interest payments and your return on the notes, if any.  We cannot predict the future performance of the notes and the future movements of any linked rate based on the historical movements of such linked rate.  We and our affiliates cannot guarantee that the applicable linked rate will perform in a manner that will result in any minimum return to you on your investment.  As an investor in notes linked to floating rates, you assume the risk that as a result of the performance of the applicable linked rate(s) you may not receive any return on your initial investment in the notes.

The value of your notes on the pricing date will be less than the original offering price due to the underwriting discount, if any, and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

In determining the economic terms of the notes, and consequently the potential return on the notes to you, we have taken into account compensation to various selling agents, which may include one or more of our affiliates, for distributing the notes, which are reflected in the underwriting discount, if any, as well as certain costs associated with hedging our obligations under the notes.  The original offering price of the notes reflects these factors.

As a result, the value of your notes on the pricing date will be less than the original offering price.  Assuming no change in the level of the applicable linked rate or market measure, in market conditions or any other relevant factors, the price, if any, at which the selling agents are willing to purchase notes in secondary market transactions will likely be less than the original offering price of your notes by an amount reflecting both the underwriting discount and the cost of unwinding our hedge of our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by the selling agents, as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activities by us, our affiliates, and the selling agents and their affiliates may adversely affect your return on the notes and the value of the floating rate notes and the fixed-and-floating rate notes.

RBSG, the agents, and/or any of their affiliates may carry out activities that minimize their risks related to the notes.  In particular, on or prior to the date of the applicable pricing supplement, RBSG, the agents, and/or any of their affiliates may have hedged their anticipated exposure in connection with the notes by taking positions in the underlying asset(s) (or options or futures contracts on the underlying asset(s)) that relate to a linked rate or linked market measure or in other instruments that they deemed appropriate in connection with such hedging.  RBSG, the agents, and/or any of their affiliates may enter into such hedging arrangements with or through one of their subsidiaries or affiliates.  These trading activities, however, could potentially alter the level of a linked rate or linked market measure and/or the underlying asset(s) comprising such linked rate or linked market measure and, therefore, the value of the notes.

RBSG, the agents, and/or any of their affiliates are likely to modify any hedge position they may enter into in respect of the notes throughout the term of the notes by purchasing and selling underlying asset(s) (or options or futures contracts on the underlying asset(s)) that relate to a linked rate or linked market measure, or other instruments that they deem appropriate.  None of RBSG, the agents, or any of their affiliates can give any assurance that their hedging or trading activities will not affect the level of a linked rate or linked market measure or the underlying asset(s) comprising such linked rate or linked market measure.  It is also possible that RBSG, the agents, and/or any of their affiliates could receive substantial returns from these hedging activities while the value of the notes may decline.

RBSG, the agents, and/or any of their affiliates may also engage in trading the underlying asset(s) (or options or futures contracts on the underlying asset(s)) that relate to a linked rate or linked market measure or options or futures on such linked rate or linked market measure on a regular basis as part of their general broker-dealer activities and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including through block transactions.  Any of these activities could adversely affect the level of a linked rate or linked market measure, the underlying asset(s) comprising a linked rate or linked market measure and, therefore, the value of the notes linked to such rate or market measure.

RBSG, the agents, and/or any of their affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to changes in the value of a linked rate or linked market measure or the underlying asset(s) comprising a linked rate or linked market measure.  By introducing competing products into the marketplace in this manner, RBSG, the agents, and any of their affiliates could affect adversely the value of the notes.

RBSG, the agents, and any of their affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding notes.  Any such reports, opinions or recommendations could affect the level of a linked rate or linked market measure and therefore the value of the notes.

RBSG, the agents, and/or any of their affiliates may publish reports from time to time on financial markets and other matters that may influence the value of the notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  RBSG, the agents, and/or any of their affiliates may have published or may publish reports or other opinions that call into question the investment view implicit in an investment in the notes.  Any reports, opinions or recommendations expressed by RBSG, the agents, and/or any of their affiliates may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the merits of investing in the notes and the rate or market measure to which the notes may be linked.

The amount of interest we may pay on the notes may be limited by state law.

New York law governs the notes.  New York usury laws limit the amount of interest that can be charged and paid on loans, including debt securities like the notes.  Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis.  While we believe that a state or federal court sitting outside of New York may give effect to New York law, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We do not intend to claim the benefits of any laws concerning usurious rates of interest.

There is uncertainty regarding the U.S. federal income tax treatment of certain instruments.

The U.S. federal income tax treatment of certain instruments we may issue is uncertain.  Please read carefully the section entitled “U.S. Federal Income Tax Consequences” in this prospectus supplement and any discussion regarding U.S. federal income taxation contained in the applicable pricing supplement.  You should consult your own tax adviser about an investment in any of our notes in light of your particular tax situation.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Other Risk Factors Relating to the Applicable Linked Rate or Market Measure

The applicable pricing supplement may set forth additional risk factors as to the specified linked rate or market measure that you should review prior to purchasing the notes.

USE OF PROCEEDS

Unless the applicable pricing supplement states otherwise, we will use the net proceeds from the sale of the notes we offer by this prospectus supplement for general corporate purposes, in connection with hedging our obligations under the notes or for any other purpose described in the applicable pricing supplement.  General corporate purposes may include additions to working capital, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.  We may temporarily invest the net proceeds or use them to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF NOTES

Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the accompanying prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in “Description of Debt Securities” in the accompanying prospectus.

General Terms of Notes

We may issue notes under an amended and restated indenture dated as of September 13, 2011, as supplemented by a supplemental indenture in respect of the Series A Senior Notes (the “Series A Note Supplement”) dated as of September 13, 2011, each between us, as issuer, and The Bank of New York Mellon, acting through its London Branch, as trustee for the notes.  We refer to such indenture, as supplemented by the Series A Note Supplement, and as may be supplemented or amended from time to time, as the “Indenture.”  The notes issued under the Indenture will constitute a single series under the Indenture, together with any notes that we issue in the future under the Indenture that we designate as being part of that series.  The Indenture does not limit the amount of additional indebtedness that we may incur.

The aggregate principal amount of each series of the notes will be set forth in the applicable pricing supplement.  The notes will mature on the date set forth in the applicable pricing supplement.

Prior to the applicable maturity date, the notes are not redeemable at our option or repayable at the option of any holder except as described under “ —Optional Tax Redemption” and, if specified in the applicable pricing supplement, as described under “—Early Redemption at our Option.”   The notes are not subject to any sinking fund.

The CUSIP number for each series of the notes will be set forth in the applicable pricing supplement.  You may transfer the notes only in whole denominations.

Ranking

Notes issued under the Indenture will constitute our unsecured and unsubordinated obligations and rank pari passu without any preference among themselves and with all our other present and future unsecured and unsubordinated obligations save for those preferred by mandatory provision of law.

Terms Specified in Pricing Supplements

The applicable pricing supplement will specify the following terms of any issuance of our notes to the extent applicable:

•	the specific designation of the notes;

•	the issue price (price to public);

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the original issue date;

•	the stated maturity date and any terms related to any extension of the maturity date;

•	whether the notes are fixed rate notes, floating rate notes or notes with original issue discount;

•	for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

•
for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and/or any other terms relating to the particular method of calculating the interest rate for the note;

•	whether interest, if any, will be payable in cash or payable in kind;

•	whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

•
whether the notes are currency-linked notes and/or notes linked to commodity prices, securities of entities  not affiliated with us, any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstance, and/or baskets or indices of any of these items, or any combination of the above;

•	whether the “Survivor’s Option” described below will be applicable;

•	whether the notes are renewable notes;

•
if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

•
whether and under what circumstances we will pay additional amounts on the notes for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	whether the notes will be listed on any stock exchange;

•	whether the notes will be issued in book-entry or certificated form;

•
if the notes are in book-entry form, whether the notes will be offered on a global basis to investors through Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, société anonyme as well as through the Depositary (each as defined below); and

•	any other terms on which we will issue the notes.

Some Definitions.

We have defined some of the terms that we use frequently in this prospectus supplement below:

A “business day” means  with respect to any place of payment, except as may otherwise be provided in the applicable form of note, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment are authorized or obligated by law or executive order to close.

A “place of payment” with respect to a note means the place or places where principal, interest (if any), and premium (if any) in respect of such note are payable.

“Depositary” means The Depository Trust Company, New York, New York.

“Euro LIBOR notes” means LIBOR notes for which the index currency is euros.

An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

The “regular record date” for any interest payment date is, unless another date is specified in the applicable pricing supplement, the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

References in this prospectus supplement to “U.S. dollar,” or “U.S.$” or “$” are to the currency of the United States of America.

Forms of Notes

We will offer the notes on a continuing basis and will issue notes only in fully registered form either as registered global notes or as certificated notes. References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

Registered Global Notes. For registered global notes, we will issue one or more global certificates representing the entire issue of notes. Except as set forth in the accompanying prospectus under “Description of Debt Securities —Form of Debt Securities; Book-Entry System,” you may not exchange registered global notes or interests in registered global notes for certificated notes.

Each global note certificate representing registered global notes will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. These certificates name the Depositary or its nominee as the owner of the notes. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary’s procedures for global notes representing book-entry notes is set forth under “Description of Debt Securities — Form of Debt Securities; Book-Entry System” in the accompanying prospectus. The Depositary has confirmed to us and the trustee that it intends to follow these procedures.

Certificated Notes. If we issue notes in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the note. The person named in the note register will be considered the owner of the note for all purposes under the Indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for registered global notes or interests in registered global notes.

Denominations. Unless otherwise specified in the pricing supplement, we will issue the notes:

•	for U.S. dollar-denominated notes, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000; or

•
for notes denominated in a specified currency other than U.S. dollars, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under “— Interest and Principal Payments — Unavailability of Foreign Currency” below, on the business day immediately preceding the date of issuance.

No Benefit of Sinking Fund.  Unless we specify otherwise in the applicable supplement, the notes will not be entitled to the benefit of any sinking fund.

Interest and Principal Payments

Payment at Maturity

Unless the applicable pricing supplement provides otherwise, or unless earlier redeemed, at maturity you will be entitled to receive your principal amount and any accrued and unpaid interest on the notes, subject to our credit risk as issuer of the notes.  See “Risk Factors—The credit risk of The Royal Bank of Scotland Group plc and its credit ratings and credit spreads may adversely affect the value of the notes.”  If the maturity date of the notes falls on a day that is not a business day, we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day; provided that if a note is issued with a term (from but excluding the settlement date to and including the maturity date, each as specified in the relevant pricing supplement) of one year or less, (i) such payment shall be made on the business day immediately preceding the scheduled maturity date, and (ii) in no event will an interest payment date or the maturity date occur more than one year after the original issue date.

Interest Payments

Interest on the notes may be payable annually, semi-annually, quarterly, monthly, or at such other intervals as shall be set forth in the applicable pricing supplement.  The applicable pricing supplement will specify the interest payment dates applicable to your notes.  Unless otherwise set forth in the applicable pricing supplement, in respect of each interest determination period, interest on the notes will accrue at the applicable rate of interest (which may be a fixed rate or a floating rate) specified in the applicable pricing supplement.  See “—Fixed Rate Notes” and “—Floating Rate Notes” below for additional information regarding how interest on the notes is determined and paid.

Presentation for Payments, Exchanges and Transfers

Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes, and exchange the notes at The Bank of New York Mellon, acting through its London Branch, the trustee, at One Canada Square, London E14 5AL, Attention: Corporate Trust Administration, as our current agent for the payment, transfer and exchange of the notes. We refer to The Bank of New York Mellon, acting through its London Branch, acting in this capacity, as the paying agent.  However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth under “Description of Debt Securities — Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

We will not be required to:

•
register the transfer or exchange of any note if the holder has exercised the holder’s right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased;

•	register the transfer or exchange of notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

•	register the transfer or exchange of any note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that note being redeemed in part.

No service charge will be made for any registration or transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

Although we anticipate making payments of principal, premium, if any, and interest, if any, on most notes in U.S. dollars, some notes may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on notes that are payable in a foreign currency to an account at a bank outside the United States.

Recipients of Payments

The paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable regular record date.  However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date.  In the case of notes in respect of which payment is to be made in U.S. dollars, payment will be made in dollars by a check drawn on, or, at the request of the holder, by transfer to a dollar account maintained by the payee with a bank in the City of New York.

Book-Entry Notes

The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of the Depositary, as holder of book-entry notes.  We expect that the Depositary, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of the Depositary. We also expect that payments by the Depositary’s participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

Certificated Notes

With respect to interest payments on certificated notes, we will make payments of interest either as described above, or, at our option with respect to certificated notes denominated in dollars, by check mailed to the person entitled to payment as shown on the note register.

Notes Denominated in a Foreign Currency

Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency. Book-entry notes payable in a specified currency other than U.S. dollars may provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases where the beneficial owner makes such an election, the Depositary will elect to receive all payments with respect to the beneficial owner’s interest in the notes in U.S. dollars, unless the beneficial owner takes the following steps:

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The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a note payable in euro, the account must be a euro account in a country for which the euro is the lawful currency.

•
The participant must notify the Depositary of the beneficial owner’s election on or prior to the third business day after the applicable regular record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

•
The Depositary must have notified the paying agent of the beneficial owner’s election on or prior to the fifth business day after the applicable regular record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to the Depositary.

Payment Currency Elections for Certificated Notes Denominated in a Foreign Currency.  For certificated notes payable in a specified currency other than U.S. dollars, the notes may provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars.  To do so the holder must send a written request to the paying agent:

•	for payments of interest, on or prior to the fifth business day after the applicable regular record date; or

•	for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.

To revoke this election for all or a portion of the payments on the certificated notes, the holder must send written notice to the paying agent

•	at least five business days prior to the applicable regular record date, for payment of interest; or

•	at least ten business days prior to the maturity date or any redemption or repayment date, for payments of principal.

If the holder elects to be paid in a currency other than U.S. dollars, the paying agent will  pay principal, premium, if any, and interest, if any, on notes that are payable in a foreign currency to an account at a bank outside the United States.

Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. Unless otherwise specified in the applicable pricing supplement, the exchange rate agent identified in the relevant pricing supplement will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is an affiliate of ours. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

Unavailability of Foreign Currency. The relevant specified currency may not be available to us for making payments of principal of, premium on, if any, or interest, if any, on any note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions.

Unless the applicable pricing supplement specifies otherwise, if the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in The City of New York for cable transfers of the currency or currencies in which a payment on any note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the “market exchange rate.” If that rate of exchange is not then available or is not published for a particular payment currency, the market exchange rate will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

These provisions do not apply if a specified currency is unavailable because it has been replaced by the euro. If the euro has been substituted for a specified currency, we may at our option, or will, if required by applicable law, without the consent of the holders of the affected notes, pay the principal of, premium on, if any, or interest, if any, on any note denominated in the specified currency in euro instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended by the treaty on European Union. Any payment made in U.S. dollars or in euro as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

Discount Notes

Some notes may be issued at a price which represents a discount to their principal amount. We refer to these notes as “discount notes.” Such discount may be required to be included in income for U.S. federal income tax purposes, as described under “U.S. Federal Income Tax Consequences  — Tax Consequences to U.S. Holders — Original Issue Discount.” In the event of a redemption or repayment of any discount note or if any discount note is declared to be due and payable immediately as described under “Description of Debt Securities — Events of Default and Defaults; Limitation of Remedies” in the accompanying prospectus, the amount of principal due and payable on that note will be limited to:

•	the aggregate principal amount of the note multiplied by the sum of

•	its issue price, expressed as a percentage of the aggregate principal amount, plus

•	the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, expressed as a percentage of the aggregate principal amount.

Solely for purposes of determining the amount of original issue discount that has accrued under the above formula as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, original issue discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), and an assumption that the maturity of a discount note will not be accelerated. If the period from the date of issue to the first interest payment date for a discount note, which we refer to as the “initial period”, is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence.

The accrual of the applicable original issue discount described above is solely for purposes of determining the amounts payable upon redemption, repayment or acceleration of maturity. That amount of accrued original issue discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”). Certain discount notes may not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See “U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders —

Original Issue Discount” below. See also the applicable pricing supplement for any special considerations applicable to these notes.

Fixed Rate Notes

Each fixed rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

How Interest Is Calculated. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “If a Payment Date Is not a Business Day.”

When Interest Is Paid. Payments of interest on fixed rate notes will be made on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

Amount of Interest Payable. Interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

If a Payment Date Is Not a Business Day.  Unless otherwise specified in the relevant pricing supplement, if any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we will pay interest and principal and premium, if any, on the next succeeding business day (subject to the limitations described in “Description of Notes—Payment at Maturity” above), but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

Floating Rate Notes

Unless otherwise specified in the applicable pricing supplement, each floating rate note will bear interest at a floating rate determined by reference to a market rate, interest rate or interest rate formula, which we refer to as the “base rate.” The base rate may be one or more of the following, as further described under “-Base Rates” below:

•	the CD rate

•	the CMS rate

•	the CMT rate

•	the commercial paper rate

•	the CPI

•	EURIBOR

•	the federal funds rate

•	LIBOR

•	the prime rate

•	the Treasury rate

•	any other rate or interest rate formula specified in the applicable pricing supplement.

Formula for Interest Rates.  Except as otherwise set forth below or in the applicable pricing supplement, the level of a base rate will be determined by the calculation agent by reference to the screen page or other method set forth below.  The interest rate on each floating rate note will be calculated as set forth in each applicable pricing supplement, and will generally be calculated by reference to:

•	the specified base rate based on the index maturity

•	plus or minus the spread, if any and/or

•	multiplied by the spread multiplier if any.

For any floating rate note, “index maturity” means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The “spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The “spread multiplier” is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note.

Limitations on Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

•	a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the “maximum interest rate”; and/or

•	a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the “minimum interest rate.”

Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable pricing supplement.

In addition, the interest rate on a floating rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the “initial interest rate.” The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable pricing supplement. This period (which is also the period during which an interest rate is effective) is the “interest reset period” and the first day of each interest reset period is the “interest reset date.”  The “interest determination date” for any interest reset date is the day the calculation agent identified in the applicable pricing supplement will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows (unless otherwise specified in the applicable pricing supplement):

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for CD rate notes, commercial paper rate notes, federal funds rate notes, prime rate notes, CMT rate notes and CMS rate notes, the interest determination date will be the second US Government Securities Business Day prior to such interest reset date;

•	for EURIBOR notes or Euro LIBOR notes, the interest determination date will be the second TARGET Settlement Day prior to such interest reset date;

•
for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to such interest reset date, except that in respect of a LIBOR security for which the index currency is pounds sterling, the interest determination date pertaining to an interest reset date will be such interest reset date;

•
for Treasury rate notes, the interest determination date will be the day on which Treasury bills of the applicable index maturity would normally be auctioned that occurs in the calendar week in which such interest reset date falls; and

•
for CPI notes, the interest determination date will be such interest reset date, and the applicable CPI level on that interest determination date will be the level of the CPI for the calendar month immediately preceding the month on which such interest determination date falls.

“Euro LIBOR notes” means LIBOR notes for which the index currency is euros.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (“TARGET2”) is open.

“London Banking Day” means a day on which commercial banks are open for business (including for dealings in U.S. dollars and any relevant index currency specified in the applicable pricing supplement) in London, England.

“US Government Securities Business Day” means any day that is not a Saturday or a Sunday or a day on which the notes Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the next following business day.

The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be the one in effect on the tenth calendar day preceding the maturity, redemption or repayment date.

Once determined by the calculation agent, the applicable interest rate for the relevant interest reset period will apply from and including the interest reset date, through, but excluding, the next interest reset date (or the maturity date or early redemption date, as applicable).

The calculation agent will determine the rate at which interest will accrue in respect of a relevant interest reset period on the “calculation date” for such interest determination period.  In the detailed descriptions of the various base rates which follow, the calculation date pertaining to an interest determination date means the earlier of (1) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and (2) the business day preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “If a Payment Date is Not a Business Day.”

The applicable pricing supplement will specify a calculation agent for any issue of floating rate notes.  For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

When Interest Is Paid. We will pay interest on floating rate notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

If a Payment Date Is Not a Business Day. Unless otherwise specified in the applicable pricing supplement, if any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day (subject to the limitations described in “Description of Notes—Payment at Maturity” above), but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

Base Rates

CD Rate

CD rate notes will bear interest at interest rates calculated pursuant to the terms of the applicable pricing supplement. Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, the “CD rate” means, for any interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication of the Board of Governors of the Federal Reserve System (“H.15(519)”) under the heading “CDs (Secondary Market).”

The following procedures will be followed if the CD rate cannot be determined as described above:

•
If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication, which is commonly referred to as the “H.15 Daily Update,” for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption “CDs (Secondary Market).”

•
If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

•
If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate for that interest determination date will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

CMS Rate

CMS rate notes will bear interest at rates calculated pursuant to the terms of the applicable pricing supplement.  Such interest rates will be based on the applicable constant maturity swap rate and any spread and/or spread multiplier and will be subject to a minimum interest rate and maximum interest rate, if any.

Generally, constant maturity swap rates measure the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a theoretical “target” maturity, which may be two years, ten years, thirty years, or such other term as is specified in the applicable pricing supplement.  In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating 3-month LIBOR-based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year.  In this hypothetical swap transaction, the fixed rate payment stream is reset periodically relative to a regularly available fixed maturity market rate (such as the 2-, 10- or 30-year U.S. dollar swap rate) and is exchangeable for a floating 3-month LIBOR-based payment stream.

Unless otherwise specified in the applicable pricing supplement, the “CMS rate” in respect of any interest determination date means:

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The fixed rate of interest payable on an interest rate swap with the designated CMS maturity as reported on Reuters Page ISDAFIX3 or any successor page thereto at 11:00 a.m. New York City time on such interest determination date.  The “designated CMS maturity” means the target maturity of the hypothetical swap transaction, as specified in the applicable pricing supplement, for which the CMS rate will be calculated.

•
If the above rate is not displayed by 11:00 a.m., New York City time, on such interest determination date, the CMS rate will be determined on the basis of the mid-market semi-annual swap rate quotations for the relevant maturity provided by three swap dealers in the New York City interbank market (which may include an agent or one or more of our affiliates) selected by the calculation agent after consultation with us.  For the purposes of calculating the CMS Rate, the mid-market semi-annual swap rate means the arithmetic mean of the bid and offer rates for the semi-annual fixed leg, calculated on the basis of a 360-day year consisting of twelve 30-day months, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to the applicable designated CMS maturity commencing on such interest determination date, in a representative amount quoted by an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA, as quoted on the Reuters Screen LIBOR01 Page at 11:00 a.m., New York City time, with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the three banks chosen by it to provide a quotation of such rate.  If at least three quotations are provided, the rate for the relevant day will be the arithmetic mean of such quotations.  If two quotations are provided, the rate for the relevant day will be the arithmetic mean of the two quotations.  If only one quotation is provided, the rate for the relevant day will equal that one quotation.

•
If no quotations are available pursuant to the paragraph above, then the CMS rate for that interest determination date will be the rate that the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 11:00 a.m., New York City time, on the relevant interest determination date.

CMT Rate

CMT rate notes will bear interest at rates calculated pursuant to the terms of the applicable pricing supplement.  Such interest rates will be based on the applicable constant maturity treasury rate and any spread and/or spread multiplier and will be subject to a minimum interest rate and maximum interest rate, if any.

Generally, a published constant maturity treasury rate for a theoretical “target” maturity on any given day is intended to be indicative of the yield of a U.S. Treasury security having, as of such day, a remaining term to maturity equivalent to such “target” maturity.  The constant maturity treasury rate for any given day is based upon an interpolation by the United States Department of Treasury of the daily yield curve of outstanding U.S. Treasury securities, based upon the over-the-counter market bid yields on actively traded U.S. Treasury securities.  Such yields are calculated from composites of quotations reported by leading dealers of U.S. Treasury securities.

Unless otherwise specified in the applicable pricing supplement, the “CMT rate” in respect of any interest determination date means:

•
The percentage equal to the yield for U.S. Treasury securities at “constant maturity” having the designated CMT maturity index specified in the applicable pricing supplement as the yield is displayed on Reuters (or any successor service) page “FRBCMT” (or any other page as may replace such page on such service) opposite the caption “Treasury Constant Maturities” on such interest determination date (“Reuters FRBCMT”).  The “designated CMT maturity index” is the original period to maturity of the U.S. Treasury securities, which may be one, two, three, five, seven, ten, twenty, or thirty years, as specified in the applicable pricing supplement, for which the CMT rate will be calculated.  If no such maturity is specified in the applicable pricing supplement, the designated CMT maturity index will be two years.

•
If the rate above does not appear on the Reuters FRBCMT by 3:00 p.m., New York City time, on the relevant calculation date, then the CMT rate for that interest determination date will be a percentage equal to the yield for U.S. Treasury securities at “constant maturity” having the designated CMT maturity index on such interest determination date as published in H.15(519) opposite the caption “Treasury Constant Maturities.”

•
If neither Reuters FRBCMT nor H.15(519) furnishes the relevant rate in respect of a interest determination date by 3:00 p.m., New York City time, on the relevant calculation date, then the CMT rate will be the percentage equal to the yield for U.S. Treasury securities at “constant maturity” having the designated CMT maturity index on the interest determination date, as may be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury, that the calculation agent determines in its sole discretion to be comparable to the rate which would otherwise have been published in H.15(519).

If the CMT rate cannot be determined as described above, the calculation agent will undertake the following procedures in order, until a CMT rate can be derived:

•
The calculation agent will calculate a yield to maturity based on the arithmetic average of three secondary market bid price quotes for the most recently issued direct non-callable fixed rate obligations of the United States, which are commonly referred to as “Treasury notes,” with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than such designated CMT maturity index minus one year, and in a principal amount that is representative for a single transaction in the securities in that market at that time.  The price quotes shall be as of 3:30 p.m., New York City time, on the interest determination date, and will be selected by obtaining quotes from five leading dealers of U.S. government securities in New York City (which may include an agent or one or more of our affiliates) selected by the calculation agent, after consultation with us (such dealers, “CMT Sources”), and disregarding the highest (or, in the case of two equal quotes that are the highest, one of such highest quotes) and lowest quotes received (or, in the case of two equal quotes that are the lowest, one of such lowest quotes).  If three or four, but not five, of the CMT Sources provide quotes as described above, then the

CMT rate will be determined by calculating the arithmetic average of the all bid prices obtained, and neither the highest nor lowest quotes will be disregarded.   If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the designated CMT maturity index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

•
If the calculation agent is unable to obtain at least three quotations from CMT Sources as described above, then the CMT rate will be a yield to maturity based on the arithmetic average of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on the interest determination date, as reported, and evidenced by written records, by three CMT Sources, for Treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining maturity closest to the index maturity specified in the applicable pricing supplement, and in an amount that is representative for a single transaction in that market at that time.  If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the designated CMT maturity index, the calculation agent will obtain quotations for the Treasury note with the shorter remaining term to maturity, and will use such quotations to calculate the CMT rate as described in this paragraph.  The three CMT Sources referenced in this paragraph will be identified from five such CMT Sources who are selected by the calculation agent (and may include the calculation agent or other affiliates of RBS or RBSG) by eliminating the CMT Sources with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotations, as the case may require.  If three or four, but not five, of such CMT Sources provide quotations as described above, then the CMT rate will be equal to the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be disregarded.

•
If fewer than three CMT Sources selected by the calculation agent provide quotations as described above, the CMT rate for that interest determination date will remain the CMT rate for the immediately preceding interest reset date, or, if there was no preceding interest reset date, the initial Interest Rate.

Commercial Paper Rate

Commercial paper rate notes will bear interest at rates calculated pursuant to the terms of the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, the “commercial paper rate” means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading “Commercial Paper — Nonfinancial.”

The following procedures will be followed if the commercial paper rate cannot be determined as described above:

•
If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update under the heading “Commercial Paper — Nonfinancial.”

•
If by 3:00 p.m., New York City time, on the relevant calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of commercial paper in The City of New York (which may include an agent or one or more of our affiliates) selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating agency.

•
If the dealers selected by the calculation agent are not quoting as set forth above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “money market yield” will be a yield calculated in accordance with the following formula:

money market yield =	D × 360	× 100
360 – (D × M)

where “D” refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

CPI Rate

CPI rate notes will bear interest at the interest rates calculated pursuant to the terms of the applicable pricing supplement. That interest rate will be based on a formula linked to changes in the CPI (as defined below) and which includes a spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, the “CPI” means, for any interest determination date, the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers reported monthly by the Bureau of Labor Statistics of the U.S. Department of Labor and reported on Bloomberg or any successor service.

If, while the CPI Rate Notes are outstanding, the CPI is not published because it has been discontinued or has been substantially altered, an applicable substitute index will be chosen to replace the CPI for purposes of determining interest on the CPI Rate Notes.  The applicable index will be that chosen by the Secretary of the Treasury for the Department of The Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, the substitute index will be determined by the calculation agent in good faith and in accordance with general market practice at the time.

EURIBOR

EURIBOR notes will bear interest at interest rates calculated pursuant to the terms of the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, “EURIBOR” means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI - The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Reuters, or any successor service, on page EURIBOR01 or any other page as may replace page EURIBOR01 on that service, which is commonly referred to as “Reuters Page EURIBOR01,” as of 11:00 a.m. (Brussels time).

The following procedures will be followed if the rate cannot be determined as described above:

•
If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m. (Brussels time) on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

•
If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable interest reset date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S.$1 million in euro.

•
If the banks so selected by the calculation agent are not quoting as set forth above, EURIBOR for that interest determination date will remain EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest will be the initial interest rate set forth in the applicable pricing supplement.

“Euro-zone” means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union.

Federal Funds Rate

Federal funds rate notes will bear interest at interest rates calculated pursuant to the terms of the applicable pricing supplement.  Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, “federal funds rate” means, for any interest determination date, the rate on that date for federal funds as published in the Federal Reserve Statistical Release H.15(519) under the heading “Federal Funds (Effective)” as displayed on Reuters or any successor service, on page FEDFUNDS1 or any other page as may replace the applicable page on that service, which is commonly referred to as “Reuters Page FEDFUNDS1.”  For the avoidance of doubt, the federal funds rate for any interest determination date is the rate published for the immediately preceding business day.

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•
If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update under the heading “Federal Funds/Effective Rate.”

•
If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

•
If the brokers selected by the calculation agent are not quoting as set forth above, the federal funds rate for that interest determination date will be the federal funds rate last in effect on the immediately preceding interest determination date, or, if there was no preceding interest determination date, the initial interest rate specified in the applicable pricing supplement.

LIBOR

LIBOR notes will bear interest at the interest rates calculated pursuant to the terms of the applicable pricing supplement. That interest rate will be based on London interbank offered rate, which is commonly referred to as “LIBOR,” and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, the calculation agent will determine “LIBOR” for each interest determination date as follows:

•	As of the interest determination date, LIBOR will be either:

•
if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, as of that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

•
if “LIBOR Bloomberg” is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity designated in the applicable pricing supplement, as of that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

•
If (1) fewer than two offered rates appear and “LIBOR Reuters” is specified in the applicable pricing supplement, or (2) no rate appears and the applicable pricing supplement specifies either (x) “LIBOR Bloomberg” or (y) “LIBOR Reuters” and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement as of that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

•
If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

•
If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “index currency” means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the euro is substituted for that currency, the index currency will be the euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

“Designated LIBOR Page” means either (a) if “LIBOR Reuters” is designated in the applicable pricing supplement, the display on Reuters for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or (b) if “LIBOR Bloomberg” is designated in the applicable pricing supplement, the display on Bloomberg or any successor service, page BBAM1 <GO> on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

If neither LIBOR Reuters nor LIBOR Bloomberg is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Reuters were specified, and, if the U.S. dollar is the index currency, as if Page LIBOR01, had been specified.

Prime Rate

Prime rate notes will bear interest at the interest rates calculated pursuant to the terms of the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, “prime rate” means, for any interest determination date, the rate on that date as published in Federal Reserve Statistical Release H.15(519) under the heading “Bank Prime Loan.”  For the avoidance of doubt, the Prime Rate for any interest determination date is the rate published for the immediately preceding business day.

The following procedures will be followed if the prime rate cannot be determined as described above:

•
If the above rate is not published prior to 9:00 a.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in Federal Reserve Statistical Release H.15 Daily Update under the heading “Bank Prime Loan.”

•
If the rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank’s prime rate or base lending rate as in effect for that interest determination date.

•
If fewer than four rates appear on the Reuters Screen USPRIME 1 Page for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York selected by the calculation agent, after consultation with us.

•
If the banks selected by the calculation agent are not quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Reuters Screen USPRIME 1 Page” means the display designated as page “USPRIME 1” on Reuters, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate

Treasury rate notes will bear interest at the interest rates calculated pursuant to the terms of the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

Unless otherwise specified in the applicable pricing supplement, “Treasury rate” means:

•
the rate from the auction held on the applicable interest determination date, which we refer to as the “auction,” of direct obligations of the United States, which are commonly referred to as “Treasury Bills,” having the index maturity specified in the applicable pricing supplement as that rate appears under the caption “INVESTMENT RATE” on the display on Reuters or any successor service, on page USAUCTION 10 or any other page as may replace page USAUCTION 10 on that service, which we refer to as “Reuters Page USAUCTION 10,” or page USAUCTION 11 or any other page as may replace page USAUCTION 11 on that service, which we refer to as “Reuters Page USAUCTION 11”;

•
if the rate described in the first bullet point is not published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the Federal Reserve Statistical Release H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”;

•
if the rate described in the second bullet point is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury;

•
if the rate referred to in the third bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/ Secondary Market”;

•
if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”;

•
if the rate referred to in the fifth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary United States government securities dealers (which may include an agent or one or more of our affiliates), selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement; or

•
if the dealers selected by the calculation agent are not quoting as set forth above, the Treasury rate for that interest determination date will remain the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

bond equivalent yield =	D × N	× 100
360 – (D × M)

In this formula, “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Survivor’s Option

The “Survivor’s Option” is a provision in a note in which we agree to repay that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was acquired by the beneficial owner at least six months prior to the date of death. The pricing supplement relating to any note will state whether the Survivor’s Option applies to that note.

If the Survivor’s Option is applicable to a note, upon the valid exercise of the Survivor’s Option and the proper tender of the note for repayment, we will repay that note, in whole or in part (subject to the limitations discussed below), at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in the note plus any accrued and unpaid interest to, but excluding, the date of repayment.  The applicable pricing supplement may set forth limitations with respect to such Survivor’s Option with respect to the aggregate exercises of Survivor’s Options in any year or on behalf of any one deceased beneficial owner (each, a “Put Limitation”).

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note (the “representative,” for the purposes of this “Survivor’s Option” section) under the laws of the applicable jurisdiction (including, without limitation, the personal representative of or the executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner).

A beneficial owner of a note is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of that note, as well as the right to receive payment of the principal of the note.

The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note held in this manner will be subject to repayment by us upon exercise of the Survivor’s Option. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the note, and only the deceased beneficial owner’s percentage interest in the principal amount of the note will be subject to repayment to the estate of the deceased beneficial owner upon application of the person who has authority to act on behalf of the deceased beneficial owner.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor’s Option, regardless of whether that beneficial owner was the registered holder of the note, if the beneficial ownership interest can be established to the satisfaction of the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between spouses. In addition, the beneficial ownership interest in a note will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in that note during his or her lifetime.

An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. Tenders of notes (or portions thereof) pursuant to valid exercises of the Survivor’s Option shall be accepted in the order all such notes are received by the trustee, except for any note (or portion thereof) the acceptance of which would contravene a Put Limitation, if any.  Requests for tenders of notes are received by the trustee on our behalf, and the trustee will forward the relevant Survivor’s Option Documentation (as such term is defined below) to us for review and acceptance.   We will make the final determination regarding whether the Survivor’s Option Documentation is in acceptable form.

If, as of the end of any calendar year, the aggregate principal amount of notes (or portions thereof) that have been tendered pursuant to the valid exercise of the Survivor’s Option during such year has exceeded a Put Limitation, if any, any exercise(s) of the Survivor’s Option with respect to notes (or portions thereof) not accepted during such calendar year because such acceptance would have contravened such Put Limitation, if applied, shall be deemed to be tendered in the following calendar year in the order such notes (or portions thereof) were originally tendered.

Notes accepted for repayment through the exercise of the Survivor’s Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered pursuant to a valid exercise of the Survivor’s Option is August 1, 2012, and interest on that note is paid on the 15th of each month, we would normally, at our option, repay that note on the interest payment date occurring on September 15, 2012, because the August 15, 2012 interest payment date would occur fewer than 20 days from the date of acceptance.  Each tendered note that is not accepted in a calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at that holder’s address as set forth in his Survivor’s Option Documentation, that states the reason that note has not been accepted for repayment.

As the Depositary or its nominee is the holder of all notes, it will exercise the Survivor’s Option for a note on your behalf upon a properly submitted request.  To obtain repayment pursuant to the exercise of the Survivor’s Option for a note, the representative must provide to the broker or other entity through which the beneficial interest in such note is held by the deceased beneficial owner the following items (collectively, the “Survivor’s Option Documentation”):

•
a written request for repayment, including the address of the representative and account details to which payment shall be made, signed by the authorized representative of the deceased beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States or medallion guaranteed by a savings bank or credit union;

•	tender of a note (or portion thereof) to be repaid;

•	a certification that:

•	the deceased was the beneficial owner of the note at the time of death and the interest in such note was acquired by the deceased beneficial holder at least six months prior to the date of such death;

•	the death of such beneficial owner has occurred and the date of such death; and

•	the representative has authority to act on behalf of the deceased beneficial owner;

•	if applicable, a properly executed assignment or endorsement;

•
if the interest in such note is held by a nominee, trustee, custodian or other person in a similar capacity, of the deceased beneficial owner, a certificate satisfactory to the trustee from such nominee, trustee, custodian or similar person attesting to the deceased’s beneficial ownership in such note;

•
tax waivers and such other instruments or documents that the trustee reasonably requires in order to establish the validity of the beneficial ownership of the notes and the claimant’s entitlement to payment; and

•
any additional information the trustee requires to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the notes.

•	Instructions to such broker or other entity to notify the Depositary of such representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option.

The applicable broker or other entity shall provide to the trustee, and the trustee will forward to us, for a final determination that it is in proper form and has been accepted (i) the Survivor’s Option Documentation, and (ii) a certificate satisfactory to us from such broker or other entity stating that it represents the deceased beneficial owner.

We will confirm in writing (including by e-mail or facsimile) to the trustee that each such tender of Survivor’s Option Documentation has been accepted and the trustee will be entitled to fully and conclusively rely on our written acceptance, and shall have no liability whatsoever for the information supplied by such broker or other entity delivering the Survivor’s Option Documentation, the representative or other entity with respect to the above, and/or in processing the exercise of the Survivor’s option.  Such broker or other entity shall be responsible for disbursing any payments it receives pursuant to exercise of the Survivor’s Option to the appropriate representative.

Renewable Notes

We may also issue floating rate renewable notes which will bear interest at a specified rate that will be reset periodically based on a base rate and/or any spread and/or spread multiplier, subject to the minimum interest rate and the maximum interest rate, if any. Any renewable notes we issue will be registered global floating rate notes. The general terms of the renewable notes are described below.

Automatic Extension of Maturity. The renewable notes will mature on the date specified in the applicable pricing supplement, which we refer to as the “initial maturity date.”  On the interest payment dates in each year specified in the applicable pricing supplement, each of which is treated as an election date under the terms of the renewable notes, the maturity of the renewable notes will automatically be extended to the interest payment date occurring twelve months after the election date, unless the holder elects to terminate the automatic extension of maturity for all or any portion of the principal amount of that holder’s note. However, the maturity of the renewable notes may not be extended beyond the final maturity date, which will be specified in the applicable pricing supplement.

Holder’s Option to Terminate Automatic Extension. On an election date, the holder may elect to terminate the automatic extension of the maturity of the renewable notes or of any portion of the renewable note having a principal amount of $1,000 or any integral multiple of $1,000. To terminate the extension, the holder must deliver a notice to the paying agent within the time frame specified in the applicable pricing supplement. This option may be exercised for less than the entire principal amount of the renewable notes, as long as the principal amount of the remainder is at least $1,000 or any integral multiple of $1,000.

If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the renewable notes and this election is not revoked as described below, that portion will become due and payable on the interest payment date falling six months after the applicable election date.

Revocation of Election by Holder. The holder may revoke an election to terminate the automatic extension of maturity as to any portion of the renewable notes having a principal amount of $1,000 or any integral multiple of $1,000. To do so, the holder must deliver a notice to the paying agent on any day after the election to terminate the automatic extension of maturity is effective and prior to the fifteenth day before the date on which that portion would otherwise mature. The holder may revoke the election for less than the entire principal amount of the renewable notes as long as the principal amount of both the portion whose maturity is to be terminated and the remainder whose maturity is to be extended is at least $1,000 or any integral multiple of $1,000. However, a revocation may not be made during the period from and including a regular record date to but excluding the immediately succeeding interest payment date.

An election to terminate the automatic extension of the maturity of the renewable notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon that subsequent holder.

Redemption of Notes at Our Option. We have the option to redeem renewable notes in whole or in part on the interest payment dates in each year specified in the applicable pricing supplement, commencing with the interest payment date specified in the applicable pricing supplement. The redemption price will be equal to 100% of the principal amount of the renewable notes to be redeemed, together with accrued and unpaid interest to the date of redemption.

Remarketing of Notes. We may issue renewable notes with the spread or spread multiplier to be reset by a remarketing agent in remarketing procedures. A description of the remarketing procedures, the terms of the remarketing agreement between us and the remarketing agent and the terms of any additional agreements with other parties that may be involved in the remarketing procedures will be set forth in the applicable pricing supplement and in the relevant renewable notes.

Notes Linked to Commodity Prices, Single Securities, Economic or Financial Measures and Baskets of Securities or Indices Thereof

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to one or more commodity prices, securities of entities not affiliated with us, any other financial, market, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstance, and/or baskets or indices of any of these items, or any combination of the above. These notes may include other terms, which will be specified in the relevant pricing supplement.

Currency-Linked Notes

We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as “currency-linked notes.” The pricing supplement will specify the following:

•	information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

•	the currency in which the face amount of the currency-linked note is denominated, which we refer to as the “denomination currency”;

•	the currency or currencies in which principal and interest on the currency-linked note will be paid, which we refer to as the “payment currency”;

•	the interest rate per annum and the dates on which we will make interest payments;

•	specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

•	additional tax considerations, if any.

The denomination currency and the payment currency may be the same currency or different currencies. Interest on currency-linked notes may be paid in the denomination currency.

Early Redemption at Our Option

If so specified in the applicable pricing supplement, we may redeem the notes in whole or in part prior to maturity on any specified date set forth in the applicable pricing supplement (each such date, an “Early Redemption Date”).  Unless otherwise set forth in the applicable pricing supplement, upon an early redemption, you will receive for each unit of your notes a cash payment equal to the principal amount of your notes, plus any accrued and unpaid interest to, but excluding, the Early Redemption Date. You will not receive any interest payments after the Early Redemption Date.

Unless we specify otherwise in the applicable pricing supplement, we may exercise our right to redeem the notes by giving notice to the holders not less than 5 nor more than 30 calendar days before the applicable Early Redemption Date. The notice will take the form of a certificate specifying:

•	the Early Redemption Date;

•	the redemption price (which, unless otherwise set forth in the applicable pricing supplement, will be the principal amount of your notes, plus any accrued and unpaid interest);

•	that on the Early Redemption Date, the redemption price will become due and payable on each security to be redeemed;

•	the CUSIP number of the notes to be redeemed;

•	the amount of notes to be redeemed, if less than all of a series of notes is to be redeemed;

•	the place of payment for the notes to be redeemed; and

•	that on and after the Early Redemption Date, interest will cease to accrue on the notes to be redeemed.

For so long as the Depositary is the record holder of the applicable notes to be redeemed, the notes administrator will deliver any notice of our election to exercise our redemption right only to that depository.

Additional Amounts

Unless the applicable pricing supplement provides otherwise, we will pay any amounts to be paid by us on any notes without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (the “Taxing Jurisdiction”), unless such deduction or withholding is required by law.  Unless the applicable pricing supplement provides otherwise, if deduction or withholding of any such taxes, levies, imposts, duties, charges, fees, deductions or withholding shall at any time be required by the Taxing Jurisdiction, we will pay such additional amounts of, or in respect of the principal amount of, premium, if any, and payments on, any Series A Senior Note (“Additional Amounts”) as may be necessary in order that the net amounts paid to the holders of such notes, after the deduction or withholding, will equal the amounts that would have been payable on those notes if the deduction or withholding had not been required.  However, this will not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding that would not have been payable or due but for the fact that:

•
the holder or the beneficial owner of the notes is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or is physically present in, a Taxing Jurisdiction or otherwise has some connection with the Taxing Jurisdiction other than the holding or ownership of a note, or the collection of any payment of (or in respect of) principal of, premium, if any, or interest, if any, on any note;

•	except in the case of our winding up in the United Kingdom, the relevant note is presented (where presentation is required) for payment in the United Kingdom;

•
the relevant note is presented (where presentation is required) for payment more than 30 calendar days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amount on presenting the note (where presentation is required) for payment at the close of such 30 calendar day period;

•
the holder or the beneficial owner of the relevant note or the beneficial owner of any payment of or in respect of principal of, premium, if any, or interest, if any, on the note failed to comply with a request by us or our liquidator or other authorized person addressed to the holder (a) to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or (b) to make any declaration or other similar claim to satisfy any information requirement, which in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of a Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

•
the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directives;

•
the relevant note is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant note (where presentation is required) to another paying agent in a Member State of the European Union; or

•	any combination of the above items;

nor will Additional Amounts be paid with respect to the principal of, and payments on, the notes to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder.

Whenever we refer in this prospectus supplement, in any context, to the payment of the principal of or any payments on, or in respect of, any Series A Senior Note, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Optional Tax Redemption

Unless the relevant pricing supplement provides otherwise, we will have the option to redeem notes issued as part of the same issuance as a whole upon not less than 5 Business Days nor more than 60 calendar days’ notice to each holder of such notes, at a redemption price equal to 100% of their principal amount together with any accrued but unpaid payments of interest, to the redemption date, or, in the case of notes issued with original issue discount, their accreted face amount, together with any accrued interest, if we determine that as a result of a change in or amendment to the laws or regulations of a Taxing Jurisdiction, including any treaty to which it is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable pricing supplement:

•	in making any payments on such notes, we have paid or will or would on the next payment date become obligated to pay Additional Amounts;

•
payment of interest on the next interest payment date in respect of any of such notes would be treated as “distributions” within the meaning of Chapter 2 of Part 23 of the Corporation Tax Act 2010 of the United Kingdom, or any statutory modification or re-enactment of the Act; or

•
on the next interest payment date we would not be entitled to claim a deduction in respect of the payments in computing our U.K. taxation liabilities, or the value of the deduction to us would be materially reduced.

In each case we will be required, before giving a notice of redemption, to deliver to the trustee a written legal opinion of independent English counsel of recognized standing, selected by us, in a form satisfactory to the trustee confirming that we are entitled to exercise this right of redemption.

Role of the Calculation Agent

Unless otherwise specified herein, the calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the levels of the base rates, the amount of each interest payment, adjustments to any base rate, unavailability of any base rate, any successor reference rates, and business days.  Absent manifest error, all determinations of the calculation agent will be final and binding on us and the holders and beneficial owners of the notes, without any liability on the part of the calculation agent.  The identity of the calculation agent will be set forth in the applicable pricing supplement.

The Trustee

The Bank of New York Mellon, acting through its London Branch, One Canada Square, London E14 5AL, is the trustee for the notes under the Indenture.  The trustee shall have and be subject to all the duties and responsibilities specified with respect to an Indenture trustee under the Trust Indenture Act of 1939 (“TIA”).

Subject to the provisions of the TIA, the trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of notes, unless offered reasonable indemnity by the holder against the costs, expense and liabilities which might be incurred thereby.  We and certain of our subsidiaries may maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of our business.  The Bank of New York Mellon is also the book-entry depositary with respect to certain of our debt securities and the depositary with respect to the American Depositary Receipts representing certain of our preference shares, and trustee with respect to certain of our exchangeable capital securities.

TAXATION IN THE UNITED KINGDOM

The following is a general summary of certain U.K. tax consequences as of the date of this prospectus supplement in relation to the notes. It is based on current United Kingdom law as applied in England and Wales and HM Revenue & Customs practice and is not exhaustive. Any holders who are in doubt as to their tax position should consult their professional advisers.

Interest on the notes

Provided the notes are and continue to be “quoted Eurobonds”, payments of interest on the notes generally will be made without withholding or deduction for or on account of United Kingdom tax. The notes issued will constitute “quoted Eurobonds” if they are and continue to be listed on a recognised stock exchange, within the meaning of Section 1005 of the Income Tax Act 2007.

Payments of interest on the notes generally will also be made without withholding or deduction for or on account of United Kingdom tax where the maturity of the notes is less than 365 days and those notes do not form part of a scheme or arrangement of borrowing intended to be capable of remaining outstanding for more than 364 days.

In all other cases, interest will generally be paid subject to deduction of income tax at the basic rate (currently 20%), subject to the availability of other reliefs or to any direction to the contrary from HM Revenue & Customs in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

Persons in the United Kingdom (i) paying interest to or receiving interest on behalf of another person who is an individual, or (ii) paying amounts due on redemption of any notes which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual, may be required to provide certain information to HM Revenue & Customs regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries. However, in relation to amounts payable on the redemption of such notes, HM Revenue & Customs published practice indicates that HM Revenue & Customs will not exercise its power to obtain information where such amounts are paid or received on or before April 5, 2012.

EU Directive on the Taxation of Savings Income

The EU has adopted a Directive regarding the taxation of savings income. The Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual or to certain other persons in another Member State, except that Austria and Luxembourg will instead impose a withholding system for a transitional period (subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld) unless during such period they elect otherwise. The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described above.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the notes. It applies to you only if you are a U.S. Holder (as defined below) who purchases notes at their original issuance and holds those notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, all as in effect on the date hereof, and changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and differing consequences that may apply if you are, for instance, a financial institution, a real estate investment trust, a regulated investment company, a tax-exempt entity, a dealer or trader in securities, an entity classified as a partnership for U.S. federal income tax purposes, an investor holding the notes as a part of a straddle, conversion or integrated transaction or an investor who has a “functional currency” other than the U.S. dollar.

The following discussion may be modified or superseded by additional information regarding U.S. federal income taxation set forth in the applicable pricing supplement, which investors should consult before making a decision to invest in the specific instruments issued thereunder. This discussion does not apply to notes that do not by their terms provide for the repayment at maturity, or upon exercise by us of a right to redeem the notes (if applicable), of an amount at least equal to the issue price, notes upon which interest is payable in kind, renewable notes, currency-linked notes or, except as described below in “—Tax Consequences to U.S. Holders—Foreign Currency Notes”, notes the principal or interest of which is payable in or determined by reference to one or more currencies other than the U.S. dollar.  The tax treatment of these instruments will be discussed in the applicable pricing supplement.

Tax Treatment of the Notes

Unless otherwise indicated in the applicable pricing supplement, we intend to treat notes with a term of one year or less (from but excluding the settlement date to and including the last possible date that the notes could be outstanding pursuant to their terms) as short-term debt instruments for U.S. federal income tax purposes.  With respect to notes with a term of longer than one year (calculated as above), the applicable pricing supplement will specify if we intend to treat these notes as “variable rate debt instruments” or “contingent payment debt instruments” for U.S. federal income tax purposes. Otherwise, the general discussion under “—Tax Consequences to U.S. Holders” will apply.  By purchasing the notes, you will agree to treat them consistently with our treatment. The following disclosure assumes that the notes will be treated as debt instruments for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note that is: (i) a citizen or individual resident of the United States; (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Stated interest on a note generally will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes.  Unless otherwise indicated in the applicable pricing supplement, interest income earned by you with respect to a note will be foreign-source income for purposes of calculating your foreign tax credit limitation.

Special rules governing recognition of interest income on notes issued with original issue discount, short-term debt instruments, contingent payment debt instruments, variable rate debt instruments and certain foreign currency notes are described below under “—Original Issue Discount,” “—Short-Term Debt Instruments,” “—Notes Treated as Contingent Payment Debt Instruments,” “—Notes Treated as Variable Rate Debt Instruments” and “—Foreign Currency Notes.”

Original Issue Discount

A note that has an “issue price” that is less than its “stated redemption price at maturity” will be considered to have been issued with original issue discount (“OID”) for U.S. federal income tax purposes (and will be referred to as an “OID note”) unless the note satisfies a de minimis threshold (as described below).  Special rules governing the tax treatment of “short-term debt instruments” (which are not OID notes for purposes of this discussion) are described below under “—Short-Term Debt Instruments.”  The “issue price” of a note will be the first price at which a substantial amount of the notes in an issue is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).  The “stated redemption price at maturity” of a note generally will equal the sum of all payments required under the note other than payments of “qualified stated interest.”  “Qualified stated interest” generally includes stated interest unconditionally payable (other than in debt instruments of the issuer) at least annually at a single fixed rate, and also includes stated interest on certain floating-rate notes (as described under “—Notes Treated as Variable Rate Debt Instruments” below).  If a note provides for more than one fixed rate of stated interest, interest payable at the lowest stated rate is qualified stated interest, with any excess included in the stated redemption price at maturity for purposes of determining whether the note was issued with OID.

If the difference between a note’s stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., ¼ of one percent of the stated redemption price at maturity multiplied by the number of complete years from issuance to maturity, the note will not be treated as issued with OID and therefore will not be subject to the rules described below.  If you hold notes with a de minimis amount of OID, you generally will include this OID in income, as capital gain, on a pro rata basis as principal payments are made on the note.

If you hold OID notes, you will be required to include any qualified stated interest payments in income when they are received or accrued in accordance with your method of accounting for U.S. federal income tax purposes.  In addition, you will be required to include OID in income as it accrues, in accordance with a constant-yield method based on a compounding of interest, regardless of your method of tax accounting.  Under this method, you may be required to include in income increasingly greater amounts of OID in successive accrual periods.

You may make an election to include in gross income all interest that accrues on any note (including stated interest, OID, de minimis OID, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium) in accordance with the constant-yield method based on the compounding of interest (a “constant-yield election”).  This election may be revoked only with the consent of the Internal Revenue Service (the “IRS”).

A note that is subject to early redemption may be governed by rules that differ from the general rules described above for purposes of determining its yield and maturity (which may affect whether the note is treated as issued with OID and, if so, the timing of accrual of the OID).  Under applicable Treasury regulations, we will be presumed to exercise an option to redeem a note if the exercise of the option would lower the yield on the note.  If such an option were not in fact exercised, the note would be treated, solely for purposes of calculating OID, as if it were redeemed and a new note were issued on the presumed exercise date for an amount equal to the note’s “adjusted issue price” on that date.  A note’s “adjusted issue price” is its issue price increased by the amount of previously includable OID and decreased by the amount of any payments on the note that do not constitute qualified stated interest.

Short-Term Debt Instruments

The following discussion applies only to short-term debt instruments, i.e., notes with a term of one year or less (from but excluding the settlement date to and including the last possible date that the notes could be outstanding pursuant to their terms).  Generally, a short-term debt instrument is treated as issued at a discount equal to the sum of all payments required on the note minus its issue price.  As discussed below, certain aspects of the U.S. federal income tax treatment of a short-term debt instrument with contingent payments not determinable prior to maturity are unclear.

If you are a cash-method U.S. Holder, you generally will not be required to recognize income with respect to a short-term debt instrument prior to maturity, other than with respect to receipt of interest payments, if any, or pursuant to a sale or exchange of the note.  If you are an accrual-method U.S. Holder (or a cash-method U.S. Holder who elects to accrue income on the note currently), you will be subject to rules that generally require accrual of discount on short-term debt instruments on a straight-line basis, unless the you elect a constant-yield method of accrual based on daily compounding.  In the case of a short-term debt instrument with contingent payments not determinable prior to maturity, it is not clear how such accruals should be determined.  You should consult your tax adviser regarding the amount and timing of any accruals on such notes.

Upon a sale, exchange or retirement of a short-term debt instrument, you will recognize gain or loss in an amount equal to any difference between the amount received and your basis in the note.  Your basis in the note should equal the amount paid to acquire the note increased, if you accrue income on the notes currently, by any previously accrued but unpaid discount.  The amount of any resulting loss will be treated as a short-term capital loss, the deductibility of which is subject to limitations.  The excess of the amount received at maturity over your basis in the note generally should be treated as ordinary income.  It is not clear whether or to what extent gain recognized upon a sale or exchange prior to maturity of a short-term debt instrument providing for contingent payments not determinable prior to maturity should be treated as capital gain or ordinary income.  You should consult your tax adviser regarding these issues.

If you are a cash-method U.S. Holder who does not make the election to accrue income currently on a short-term debt instrument, you may be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the note.  Cash-method U.S. Holders should consult their tax advisers regarding these rules.

Market Discount

If you purchase a note (other than a short-term debt instrument) for an amount that is less than its stated redemption price at maturity or, in the case of an OID note, its adjusted issue price, the amount of the difference will be treated as market discount for U.S. federal income tax purposes, unless this difference is less than a specified de minimis amount.

You will be required to treat any principal payment on (or, in the case of an OID note, any payment that does not constitute qualified stated interest on), or any gain on the sale, exchange or retirement of a note, as ordinary income to the extent of the market discount accrued on the note at that time unless this market discount has been previously included in income pursuant to an election to include market discount in income as it accrues (a “market discount accrual election”), or pursuant to a constant-yield election as described under “—Original Issue Discount” above.  If you dispose of a note in one of certain nontaxable transactions, accrued market discount will be includible as ordinary income as if you had sold the note in a taxable transaction at its then fair market value.  Unless you make a market discount accrual election, you generally will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the notes in an amount not exceeding the accrued market discount until the accrued market discount is included in income.

If you make a market discount accrual election, that election will apply to all market discount bonds acquired by you on or after the first day of the first taxable year to which that election applies.  If you make a constant-yield election (as described under “—Original Issue Discount” above) with respect to a market discount note, that election will result in a deemed market discount accrual election for the taxable year in which you acquired the note.

Acquisition Premium and Amortizable Bond Premium

If you purchase an OID note for an amount that is greater than the note’s adjusted issue price but less than or equal to the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, you will be considered to have purchased the note with acquisition premium.  Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

If you purchase a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, you generally will be considered to have purchased the note with amortizable bond premium equal to such excess.  If the note is not optionally redeemable prior to its maturity date, you generally may elect to amortize this premium over the remaining term of the note using a constant-yield method.  If, however, the note may be optionally redeemed prior to maturity after you have acquired it, the amount of amortizable bond premium is determined by substituting the redemption date for the maturity date and the redemption price for the amount payable at maturity if and only if the substitution results in a smaller amount of premium attributable to the period before the redemption date.  You may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in income with respect to the note in that accrual period.  If you elect to amortize bond premium, you must reduce your tax basis in the note by the amount of the premium amortized in any year.  An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by you and may be revoked only with the consent of the IRS.

If you make a constant-yield election (as described under “—Original Issue Discount” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of your debt instruments with amortizable bond premium.

In addition, if you have purchased an OID note with amortizable bond premium, you will not be required to accrue any OID on such note.

Sale, Exchange or Retirement of a Note

Upon the sale, exchange or retirement (including early redemption) of a note, you will recognize taxable gain or loss equal to the difference between the amount realized and your tax basis in the note.  For this purpose, the amount realized does not include any amount attributable to accrued interest, which will be treated as described above under “—Payments of Interest.”  Your tax basis in a note will equal its cost increased by the amount of OID you have previously accrued with respect to the note, if any, and decreased by the amount of any payments on the note that do not constitute qualified stated interest.

Gain or loss realized upon the sale or exchange of a note will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year. The deductibility of capital losses is subject to certain limitations.  Exceptions to this general rule apply to short-term debt instruments, notes with market discount, contingent payment debt instruments and foreign currency notes.  See “—Short-term Debt Instruments” and “—Market Discount” above and “—Notes Treated as Contingent Payment Debt Instruments” and “—Foreign Currency Notes” below.

Notes Treated as Variable Rate Debt Instruments

The following discussion applies only to floating-rate notes that are treated as variable rate debt instruments for U.S. federal income tax purposes (“VRDIs”) and assumes that this treatment is respected.  Unless otherwise indicated in the applicable pricing supplement, all stated interest on a VRDI will be qualified stated interest (as defined in applicable Treasury regulations).  Qualified stated interest on a VRDI will be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of tax accounting.  Upon the sale, exchange or retirement (including early redemption) of a VRDI, you will recognize taxable gain or loss equal to the difference between the amount realized and your tax basis in the VRDI.  For this purpose, the amount realized does not include any amount attributable to accrued qualified stated interest, which will be treated as described immediately above.  Gain or loss realized upon the sale or exchange of a VRDI will be capital gain or loss and will be long-term capital gain or loss if you have held the VRDI for more than one year.  The deductibility of capital losses is subject to certain limitations.

Unless otherwise stated in the applicable pricing supplement, it is expected that VRDIs will be issued without OID for U.S. federal income tax purposes.  If, however, the stated redemption price at maturity of a VRDI exceeds its issue price by more than a de minimis amount (as described above under “—Original Issue Discount”), this excess will be treated as OID that you must include in income as it accrues in accordance with a constant-yield method based on compounding of interest before the receipt of cash payments attributable to this income.

In certain cases, typically involving VRDIs that provide for (i) multiple floating rates or (ii) a fixed rate for a term longer than one year and one or more qualified floating rates, a portion of the stated interest on a VRDI may not be qualified stated interest.  If this is the case, the relevant pricing supplement will describe the portion of stated interest that will not be treated as qualified stated interest but instead will be treated as part of the stated redemption price at maturity, and will provide information regarding the accrual of OID over the term of the VRDI.

Notes Treated as Contingent Payment Debt Instruments

The following discussion applies only to notes that are treated as contingent payment debt instruments for U.S. federal income tax purposes (“CPDIs”) and assumes that this treatment is respected.

A CPDI generally will be subject to the OID provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income the OID on the CPDI as described below.  We are required to determine a “comparable yield” for each issuance of CPDIs.  The comparable yield generally is the yield at which, in similar general market conditions, we could issue a fixed-rate debt instrument with terms similar to those of the CPDI, including the level of subordination, term and timing of payments, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the CPDI.  Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” of one or more payments the amount and timing of which would produce a yield to maturity on the CPDI equal to the comparable yield.

We will determine the comparable yield for each issuance of CPDIs.  Unless the relevant pricing supplement provides the comparable yield and the related projected payment schedule, you may obtain that information by submitting a written request to our representative, whose name or title and address and/or telephone number we will provide in the relevant pricing supplement.  Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual interest, if any, that we will pay on a CPDI.

For U.S. federal income tax purposes, you are required to use the comparable yield and the projected payment schedule determined by us to calculate your interest accruals in respect of a CPDI, unless you timely disclose and justify the use of other estimates to the IRS.

You will be required for U.S. federal income tax purposes to accrue an amount of OID, for each accrual period prior to and including the maturity (or earlier sale, exchange or retirement) of a CPDI, that equals the product of (i) the adjusted issue price of the CPDI (as defined below) as of the beginning of the accrual period, (ii) the comparable yield of the CPDI, adjusted for the length of the accrual period, and (iii) the number of days during the accrual period that you held the CPDI divided by the number of days in the accrual period.  For U.S. federal income tax purposes, the “adjusted issue price” of a CPDI is its issue price increased by any interest income you have previously accrued (determined without regard to adjustments due to discrepancies between projected and actual payments) and decreased by the projected amount of any payments previously made on the CPDI.

If the amount you actually receive on a CPDI in a taxable year exceeds the projected amount, the excess will be treated as additional interest income to you.  If the amount you actually receive is less than the projected amount, the shortfall will first reduce the amount of interest in respect of the CPDI that you would otherwise be required to include in income for that taxable year, thereafter will be treated as an ordinary loss to the extent previous interest inclusions exceed the total amount of such shortfalls treated as ordinary losses in previous years, and thereafter will be carried forward to offset future taxable income or, with respect to a carryforward to a year in which the CPDI is sold, exchanged or retired, to reduce the amount realized on the sale, exchange or retirement.

If you purchase a CPDI for a price other than its adjusted issue price, the difference between the purchase price and the adjusted issue price must be reasonably allocated to the daily portions of interest or projected payments with respect to the CPDI over its remaining term and treated, with respect to each period to which it is allocated, as adjustments to the daily portions of interest (in the case of amounts allocated to such daily portions) or as adjustments to the amount actually received for purposes of the immediately preceding paragraph (in the case of amounts allocated to projected payments with respect to the CPDI).  The rules described above regarding market discount, acquisition premium and amortizable bond premium do not apply to CPDIs.  You should consult your tax adviser regarding the tax consequences to you of purchasing a CPDI for a price other than its adjusted issue price.

Upon a sale or exchange of a CPDI (including early redemption or redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount you receive and your tax basis in the CPDI.  Your tax basis in a CPDI will equal its cost increased by the amount of interest income you have previously accrued (determined without regard to adjustments due to discrepancies between projected and actual payments, but adjusted to reflect discrepancies between your basis in the CPDI and the CPDI’s adjusted issue price) and decreased by the amount of any prior projected payments in respect of the CPDI.  Any income generally will be treated as interest income.  Any loss will be treated first as ordinary loss, to the extent previous interest inclusions with respect to the CPDI exceeded any amounts previously treated as ordinary losses (as described in the two preceding paragraphs), and then as capital loss.  Neither these losses nor the losses attributable to shortfalls discussed in the two preceding paragraphs are subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.  The deductibility of capital losses, however, is subject to limitations.  Additionally, if in connection with a sale or exchange of a CPDI (including early redemption or redemption at maturity) you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS.  You should consult your tax adviser regarding these limitations and reporting obligations.

Special rules may apply if all the remaining payments on a CPDI become fixed substantially contemporaneously.  For this purpose, payments will be treated as fixed if the remaining contingencies with respect to them are remote or incidental.  Under these rules, you would be required to account for the difference between the originally projected payments and the fixed payments in a reasonable manner over the period to which the difference relates.  In addition, you would be required to make adjustments to, among other things, your accrual periods and your tax basis in the CPDI.  The character of any gain or loss on a sale or exchange of your CPDI also would be affected.  If a single interest payment on a CPDI becomes fixed more than six months prior to the relevant payment date, you would be required to account for the difference between the originally projected payment and the fixed payment on a present value basis.  You should consult your tax adviser concerning the application of these rules.

Foreign Currency Notes

We refer to notes the interest and principal on which are payable in a single currency other than the U.S. dollar and notes in which all payments are determined by reference to a single foreign currency and paid in U.S. dollars as “foreign currency notes.”  The following summary does not describe special rules applicable to currency-linked notes, CPDIs payable in or having payments determined by reference to a foreign currency, or notes providing for payments in or determined by reference to more than one currency.  You should refer to the applicable pricing supplement for a discussion of these special rules.

As further described below, the rules applicable to foreign currency notes may require you to treat some or all of your income, gain or loss with respect to a foreign currency note as “exchange gain or loss,” which is ordinary in character.  The applicable rules, which are complex, permit certain elections.  You should consult your tax adviser regarding these rules.

If you are a cash-method U.S. Holder who has not made an election to accrue interest income on a foreign currency note currently and who receives a payment of qualified stated interest (or who receives proceeds from a sale, exchange or other disposition attributable to qualified stated interest) in a foreign currency with respect to a foreign currency note, you will be required to include in income the U.S. dollar value of the foreign currency payment (determined based on the spot rate on the date the payment is received) regardless of whether the payment is in fact converted to U.S. dollars at the time, and this U.S. dollar value will be your tax basis in the foreign currency.  In this case, you will not have any exchange gain or loss with respect to the qualified stated interest.

If you are an accrual-method U.S. Holder (or a cash-method U.S. Holder who elects to accrue interest income currently), you will be required to include in income the U.S. dollar value of the amount of interest income that accrues with respect to a foreign currency note during an accrual period.  The U.S. dollar value of the accrued income will be determined by translating the accrued income (determined in the relevant foreign currency) at the average exchange rate of the currency for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year.  You will recognize exchange gain or loss (which will be ordinary in character, will not be treated as interest income or expense and generally will be U.S.-source income) with respect to accrued interest income on the date the interest payment (or proceeds from the sale, exchange or other disposition attributable to accrued interest) is actually received.  The exchange gain or loss so recognized will equal the difference between (i) the U.S. dollar value of the foreign currency payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period (or, if you receive U.S. dollars, the amount of the payment in respect of the accrual period), and (ii) the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).  Rules similar to these apply in the case of a cash-method U.S. Holder required to accrue OID or market discount.

If you are an accrual-method U.S. Holder (or a cash-method U.S. Holder who elects to accrue interest income currently), you may elect to translate interest income (including OID) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt.  If you make this election, you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

OID, market discount, acquisition premium and amortizable bond premium on a foreign currency note are determined in the relevant foreign currency.  If you elect to include market discount in income currently, the amount of market discount will be determined for any accrual period in the relevant foreign currency and then translated into U.S. dollars on the basis of the average exchange rate during the accrual period.  Exchange gain or loss realized with respect to accrued market discount currently included in income is determined in accordance with the rules relating to accrued interest described above.

If an election to amortize bond premium is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency.  Exchange gain or loss is realized on the amortizable bond premium with respect to any period by treating the bond premium amortized in the period as a return of principal that is subject to the rules that apply on the sale, exchange or retirement of the foreign currency note (as described below).  If the election is not made, any loss realized on the sale, exchange or retirement of the foreign currency note will be a capital loss to the extent of the bond premium.  Similar rules apply to a foreign currency note acquired with acquisition premium.

Exchange gain or loss upon the sale, exchange or retirement of a foreign currency note will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the payment is received or the note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of the note, determined on the date you acquired the note.  Payments attributable to accrued interest will be treated in accordance with the rules described above.  The exchange gain or loss (including the exchange gain or loss recognized with respect to accrued interest and amortizable bond premium, as applicable) will be recognized only to the extent of the total gain or loss realized by you on the sale, exchange or retirement of the foreign currency note.  Any gain or loss realized by you in excess of the exchange gain or loss will be capital gain or loss except to the extent of any accrued market discount or, where applicable, in accordance with the rules for short-term debt instruments.  See “—Short-Term Debt Instruments” and “—Market Discount” above.  Your exchange gain or loss generally will be U.S.-source income.  If you recognize a loss upon a sale, exchange or retirement of a foreign currency note above certain thresholds, you may be required to file a disclosure statement with the IRS.  You should consult your tax adviser regarding this reporting obligation.

You will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of sale, exchange or retirement.  If you are a cash-method U.S. Holder who buys or sells a foreign currency note, you will be required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale.  Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of the purchase or sale.  If you are an accrual-method U.S. Holder, you may elect the same treatment for all purchases and sales of foreign currency notes, provided that the notes are traded on an established securities market.  This election may not be changed without the consent of the IRS.  Any gain or loss realized by you on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

Legislation Enacted in 2010

Legislation enacted in 2010 requires certain U.S. Holders who are individuals and who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about these holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  It is unclear whether we are a “foreign financial institution” for purposes of this legislation.  In any event, this legislation requires certain U.S. Holders who are individuals to report information relating to their holdings of securities issued by certain non-U.S. entities, subject to certain exceptions (including an exception for interests held in custodial accounts maintained by a financial institution).  You should consult your tax adviser regarding the effect, if any, of this legislation on the acquisition, ownership and disposition of notes.

Information Reporting and Backup Withholding

Interest (including OID) accrued or paid on the notes and proceeds received from a sale, exchange or retirement of the notes generally will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other conditions.  Amounts withheld under the backup withholding rules are not additional taxes, will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances.  You should consult your tax adviser regarding the application of U.S. federal tax laws in your particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We are offering the Series A Senior Notes on a continuing basis through the selling agents, to the extent such agents are named in the applicable pricing supplement.  The agents have agreed to use reasonable efforts to solicit offers to purchase these notes. We will have the sole right to accept offers to purchase these notes and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes. Unless otherwise specified in the applicable pricing supplement, we will pay an agent, in connection with sales of these notes resulting from a solicitation that agent made or an offer to purchase the agent received, a commission not to exceed 8% of the initial offering price of the notes to be sold, depending upon the maturity of the notes.

We may also sell these notes to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the notes it has purchased as principal to other dealers. That agent may sell the notes to any dealer at a concession and, unless otherwise specified in the applicable pricing supplement, the concession allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

We will name any selling agents or other persons through which we sell any notes, as well as any commissions or discounts payable to those selling agents or other persons, in the applicable pricing supplement.  As of the date of this prospectus supplement, the selling agents are Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBS Securities Inc., and UBS Securities LLC.  These selling agents have entered into a distribution agreement (the “Distribution Agreement”) with us that describes the offering of notes by those selling agents as our agents and as principals.  We may also accept offers to purchase notes through additional selling agents on substantially the same terms and conditions, including commissions, as would apply to purchases through the selling agents under the Distribution Agreement.  The applicable pricing supplement will set forth the initial price for the notes or whether they will be sold at varying prices.

Each of the agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments made in respect of those liabilities.

To the extent the total aggregate principal amount of notes offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase the unsold portion and hold such notes for its own investment.

We estimate that we will spend approximately $350,000 for expenses allocable to the offering of Series A Senior Notes.

Unless otherwise provided in the applicable pricing supplement, we intend to apply for the listing of these notes on a “recognised stock exchange”, as such term is used in Section 1005 of the United Kingdom Income Tax Act 2007.  We have been advised by certain agents that they intend to make a market in these notes, as applicable laws and regulations permit. The agents are not obligated to make a market in these notes, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these notes.

In addition, we may, at our sole option, extend the offering period for notes offered pursuant to a pricing supplement. One or more of our affiliates may agree to purchase, for its own investment, any notes that are not sold during the extended offering period. During an extended offering period, notes will be offered at prevailing market prices which may be above or below the initial issue price set forth in the applicable pricing supplement. Our affiliates will not make a market in those notes during that period, and are not obligated to do so after the distribution is complete.

If any of our affiliates participate in an offering of notes as agent, such affiliate(s) will conduct such offerings in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  Following the initial distribution, each relevant agent may offer and sell those notes in the course of its business as broker-dealer.  Agents may act as principal or agent in these transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Agents may use this prospectus supplement in connection with any of these transactions.  The agents are not obligated to make a market in any of these notes and may discontinue any market-making activities at any time without notice.

If any of our affiliates participate as agent in an offering of notes, such agent will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

In order to facilitate the offering of these notes, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these notes or of any other notes the prices of which may be used to determine payments on these notes. Specifically, the agents may sell more notes than they are obligated to purchase in connection with the offering, creating a short position in these notes for its own accounts. A short sale is covered if the short position is no greater than the number or amount of notes available for purchase by the agent under any over-allotment option. The agents can close out a covered short sale by exercising an over-allotment option or purchasing these notes in the open market. In determining the source of notes to close out a covered short sale, the agents will consider, among other things, the open market price of these notes compared to the price available under the over-allotment option. The agents may also sell these notes or any other notes in excess of the over-allotment option, creating a naked short position. The agents must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of these notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, these notes or any other securities in the open market to stabilize the price of these notes or of any other securities. Finally, in any offering of the notes through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering if the syndicate repurchases previously distributed notes to cover syndicate short positions or to stabilize the price of these notes. Any of these activities may raise or maintain the market price of these notes above independent market levels or prevent or retard a decline in the market price of these notes. The agents are not required to engage in these activities, and may end any of these activities at any time.

Other selling group members include broker-dealers and other securities firms that have executed dealer agreements with the agent(s) for the relevant offering.  In the dealer agreements, the selling group members have agreed to market and sell notes in accordance with the terms of those agreements and all applicable laws and regulations.

Some of the agents and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates.  They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the agents or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies.  Typically, such agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby.  Any such short positions could adversely affect future trading prices of the notes offered hereby. The agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Although we expect that delivery of the notes generally will be made against payment on or about the third business day following the date of any contract for sale, we may specify a shorter or longer settlement cycle in the applicable pricing supplement.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.   Accordingly, if we have specified a longer settlement cycle in the applicable pricing supplement for an offering of notes, purchasers who wish to trade those notes on the date of the contract for sale, or on one or more of the next succeeding business days as we will specify in the applicable pricing supplement, will be required, by virtue of the fact that those notes will settle more than three business days following the date of the relevant contract for sale, to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement and should consult their own advisers in connection with that election.

Selling Restrictions

Each agent has represented and agreed that, in connection with the distribution of the notes, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 of the United Kingdom (the “FSMA”)) received by it in connection with the issue or sale of such notes or any investments representing the notes in circumstances in which section 21(1) of the FSMA does not apply to us and that it has complied and will comply with all the applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.  Each Agent has furthermore represented and agreed that it will sell the notes as permitted under the terms of the Distribution Agreement and as set forth in the terms of each applicable terms agreement and applicable pricing supplement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each agent severally represents and agrees, and each further agent named on the applicable pricing supplements will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and any pricing supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(i) if the applicable pricing supplement in relation to the notes specifies that an offer of those notes may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”), following the date of publication of a prospectus in relation to such notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the pricing supplement contemplating such Non-exempt Offer, in accordance with the Prospectus Directive, in the period beginning and ending on the dates specified in such prospectus or pricing supplement, as applicable, and we have consented in writing to its use for the purpose of that Non-exempt Offer;

(ii) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(iii) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant agent or agents nominated by us for any such offer; or

(iv) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (ii) to (iv) above shall require us or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

LEGAL MATTERS

Davis Polk & Wardwell llp will pass upon certain United States legal matters relating to the notes. Our Scottish solicitors, Dundas & Wilson C.S. LLP, will pass upon certain matters relating to Scots law.  Our English solicitors, Linklaters LLP, will pass upon certain matters relating to English law.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans.  In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless statutory or administrative exemptive relief is available.  Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code.  We, and our current and future affiliates, including RBS Securities Inc., may be parties in interest with respect to many Plans.  Thus, a Plan fiduciary considering an investment in the notes should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code.  For example, the notes may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase the notes, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Unless the applicable pricing supplement explicitly provides otherwise, each purchaser or holder of a note, and each fiduciary who causes any entity to purchase or hold a note, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such notes, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding the notes on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the notes.  We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a note will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the note does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law.  Nothing herein shall be construed as a representation that an investment in the notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

Please consult the applicable pricing supplement for further information with respect to a particular offering and, in certain cases, further restrictions on the purchase or transfer of the notes.